Exhibit 99


For Immediate Release

Friday, September 29, 2000

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283

Oak Hill Financial Comments on Expected Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF), a community bank holding company, today announced that it expects net earnings for the three months ended September 30, 2000 to be $.28 to $.30 per share. Operating earnings for the fourth quarter of 2000 are expected to be $.29 to $.33 per share.

John D. Kidd, President and CEO, commented, "This is a disappointing period for us. We are experiencing significant compression of the net interest margin, and while our loan demand is strong, loan pricing is very competitive and funding costs have shot up due to the rapid rise in short-term interest rates. Our loan-to-deposit ratio is over 100% and our loans are growing. We want to keep our momentum going in the lending area, and right now that means higher-cost funding."

Kidd added that the turnaround at the company's Towne Bank subsidiary has been slower than anticipated. Towne Bank became part of Oak Hill Financial with the October 1, 1999 acquisition of Towne Financial Corp. and the conversion of its subsidiary, Blue Ash Building and Loan Association, from a thrift to a commercial bank. While progress has been made at Towne on the revenue side, it has been offset by higher funding costs. "The interest rate environment has extended the timeframe for bringing Towne Bank up to our desired level of performance," said Kidd. "We're now looking at the first or second quarter of 2001 before we'll see notable improvement at Towne."

To enhance its long-term performance, Oak Hill Financial plans to restructure its investment portfolio in the fourth quarter of 2000 by replacing up to $35 million in investment securities with quality, higher-yielding instruments. The plan would result in after -tax charges of up to $1.1 million in the fourth quarter, but the company should realize an increase of up to 125 basis points in the annual yield on the replaced investments.

Kidd concluded, "With the restructuring of the investment portfolio, coupled with the continuing demand for small business loans and the stock repurchase program announced on April 11, the company will be well-positioned relative to expected market conditions."

Oak Hill Financial is a community bank holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 23 full-service banking offices, three bank loan production offices, and four consumer finance offices in 15 counties across southern Ohio. At June 30, 2000, the company's total assets were $640.8 million. Management expects to release third quarter results by October 20, 2000.

This news release contains certain forward-looking statements relating to the financial performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on management's understanding, expectations, and assumptions regarding the company's future performance and condition. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.